Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into February 9, 2009, by and between Crocs, Inc., a Delaware corporation (the “Company”), and John McCarvel (the “Executive”).

BACKGROUND

A.            The Company is in the business of designing, manufacturing, marketing, distributing, and selling unique and innovative footwear for men, women and children.

B.            The Executive is currently employed by the Company as its Executive Vice President and Chief Operating Officer.

C.            The Company desires to enter into this Agreement with Executive in order to retain the services of Executive and Executive desires to be employed with the Company, on the terms and conditions set forth in this Agreement.

D.            In Executive’s position, Executive will have access to confidential, proprietary and trade secret information of the Company.  It is desirable and in the best interests of the Company and its stockholders to protect confidential, proprietary and trade secret information of the Company, to prevent unfair competition by former executives of the Company following separation of their employment with the Company and to secure cooperation from former executives with respect to matters related to their employment with the Company.

AGREEMENT

In consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1.             EMPLOYMENT.  Subject to the terms and conditions hereof, the Company shall employ Executive and Executive agrees to be so employed in the capacity of Executive Vice President and Chief Operating Officer of the Company.  The term of this Agreement shall be two years from the date hereof (the “Term”).

2.             DUTIES.  Executive shall diligently and conscientiously devote Executive’s full time and attention to the discharge of responsibilities of a Executive Vice President and Chief Operating Officer and such other positions and duties as assigned from time to time by the Chief Executive Officer and/or the Board of Directors (together with any authorized committee of the Board, the “Board”).  In such capacity, Executive shall at all times discharge said duties and responsibilities in consultation with and under the supervision of the Chief Executive Officer and the Board, or another executive as directed by the Board.  Executive will follow and comply with applicable policies and procedures adopted by the Company from time to time, including without limitation policies relating to business ethics, code of conduct, conflict of interest, non-discrimination, confidentiality and protection of trade secrets, and insider trading.  Executive will not engage in other employment or other material business activity, except as approved in writing by the Board.  Executive hereby represents and confirms that neither (i) Executive’s entering into this Agreement nor (ii) Executive’s performance of Executive’s duties and obligations hereunder will violate or conflict with any other agreement (oral or written) to which Executive is a party or by which Executive is bound.

3.             COMPENSATION.  During Executive’s employment under this Agreement, Executive will be provided with the following compensation and benefits:

(a)           Base Salary.  The Company will pay to Executive for services provided hereunder a Base Salary at an annualized rate of $600,000, which Base Salary will be paid on a bi-weekly basis in accordance with the Company’s normal payroll policies and procedures.  The Board will review Executive’s performance on an annual basis and determine any adjustments to Executive’s Base Salary in its sole discretion; provided, however, that the Board may not reduce Executive’s Base Salary without Executive’s consent during the Term of this Agreement.

(b)           Incentive Compensation. Executive will be eligible to participate in the Company’s 2008 Cash Incentive Plan bonus plan (the “Bonus Plan”), in accordance with its terms, as may be amended and in effect from time to time.  Executive’s target incentive compensation under the Bonus Plan shall be an amount up to eighty percent (80%) of Executive’s Base Salary, subject to the terms and conditions of the Bonus Plan.

(c)           Deferred Compensation and Equity Plan.  Executive will be eligible to participate in the Company’s 2007 Senior Executive Deferred Compensation Plan and 2007 Equity Incentive Plan, in accordance with their respective terms, as they may be amended and in effect from time to time.

(d)           Employee Benefits.  Executive will be entitled to participate in all employee benefit plans and programs generally available to executive employees of the Company, to the extent that Executive meets the eligibility requirements for each individual plan or program.  Executive’s participation in any plan or program will be subject to the provisions, rules, and regulations of, or applicable to, the plan or program.  The Company provides no assurance as to the adoption or continuation of any particular employee benefit plan or program.

(e)           Business Expenses.  The Company will reimburse Executive for all reasonable and necessary out-of-pocket business, travel, and entertainment expenses incurred by Executive in the performance of Executive’s duties and responsibilities to the Company during Executive’s employment under this Agreement.  Such reimbursement shall be subject to the Company’s normal policies and procedures for expense verification, documentation, and reimbursement; provided, however, that Executive shall submit verification of expenses within 45 days after the date the expense was incurred, and the Company shall reimburse Executive for such expenses eligible for reimbursement within 30 days thereafter.  The right to reimbursement hereunder is not subject to liquidation or exchange for any other benefit, and the amount of expenses eligible for reimbursement in a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.

4.             CONFIDENTIAL INFORMATION.  Except as authorized in writing by the Board or as necessary in carrying out Executive’s responsibilities for the Company, Executive will not at any time divulge, furnish, or make accessible to anyone or use in any way, any confidential, proprietary, or secret knowledge or information of the Company that Executive has acquired or will acquire about the Company, whether developed by himself or by others, concerning (i) any trade secrets, (ii) any confidential, proprietary, or secret designs, inventions, discoveries, programs, processes, formulae, plans, devices, or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, (iii) any customer or supplier lists, (iv) any confidential, proprietary, or secret development or research work, (v) any strategic or other business, marketing, or sales plans, systems or techniques, (vi) any financial data or plans, or (vii) any other confidential or proprietary information or secret aspects of the business of the Company.  Executive acknowledges that the above-described knowledge and information constitute a unique and valuable asset of the Company and represent a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company.  Executive will refrain from intentionally committing any acts that would materially reduce, and shall take reasonable steps to protect, the value of such knowledge or information to the Company.  The foregoing obligations of confidentiality shall not apply to any knowledge or information that (i) is now or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach by Executive of this Agreement, (ii) is independently made available to Executive in good faith by a third party who has not violated a confidential relationship with the Company, or (iii) is required to be disclosed by law or legal process.  Executive understands and agrees that Executive’s obligations under this Agreement to maintain the confidentiality of the Company’s confidential information are in addition to any obligations of Executive under applicable statutory or common law and any prior agreements regarding this subject matter between Executive and the Company.

5.             VENTURES.  If, during Executive’s employment with the Company, Executive participates in the planning or implementing of any project, program, or venture involving the Company, all rights in such project, program, or venture belong to the Company.  Except as approved in writing by the Board, Executive will not be entitled to any interest in any such project, program, or venture or to any commission, finder’s fee, or other compensation in connection therewith.  Executive will have no interest, direct or indirect, in any customer or supplier that conducts business with the Company.

6.             INTELLECTUAL PROPERTY.

(a)           Disclosure and Assignment.  Executive hereby transfers and assigns to the Company (or its designee) all right, title, and interest of Executive in and to every idea, concept, invention, and improvement (whether patented, patentable or not) conceived or reduced to practice by Executive whether solely or in collaboration with others while Executive is employed by the Company, and all copyrighted or copyrightable matter created by Executive whether solely or in collaboration with others while Executive is employed by the Company, in each case, that relates to the Company’s business (collectively, “Creations”).  Executive shall communicate promptly and disclose to the Company, in such form as the Company may request, all information, details, and data pertaining to each Creation.  Every copyrightable Creation, regardless of whether copyright protection is sought or preserved by the Company, shall be a “work made for hire” as defined in 17 U.S.C. § 101, and the Company shall own all rights in and to such matter throughout the world, without the payment of any royalty or other consideration to Executive or anyone claiming through Executive.

(b)           Trademarks.  All right, title, and interest in and to any and all trademarks, trade names, service marks, and logos adopted, used, or considered for use by the Company during Executive’s employment (whether or not developed by Executive) to identify the Company’s business or other goods or services (collectively, the “Marks”), together with the goodwill appurtenant thereto, and all other materials, ideas, or other property conceived, created, developed, adopted, or improved by Executive solely or jointly during Executive’s employment by the Company and relating to its business shall be owned exclusively by the Company.  Executive shall not have, and will not claim to have, any right, title, or interest of any kind in or to the Marks or such other property.

7.             NONCOMPETITION AND NONSOLICITATION COVENANTS.

(a)           Agreement Not to Compete.  During Executive’s employment with the Company and from and after the termination of Executive’s employment, provided Executive is paid all amounts due under Section 9 of this Agreement, for a period equal to the remaining Term of the Agreement at the date of termination of the Executive’s employment, Executive will not, directly or indirectly, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, investor, stockholder, employee, member of any association, consultant, or otherwise, engage or participate in any Competitive Business.  “Competitive Business” means any person, entity or business operation (other than the Company) that designs, manufactures, markets, distributes or sells footwear or other products that are the same or similar to the footwear or other products designed, manufactured, marketed, distributed or sold by the Company in any geographic location in which the Company is then doing business, or is then actively preparing to do business, or that engages in any other business that is competitive with the then-current businesses of the Company or with any business or market the Company is actively preparing to enter as of the date of termination of Executive’s employment.  Ownership by Executive, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 7(a).

(b)           Agreement Not to Solicit. During Executive’s employment with the Company and for a period of 12 consecutive months from and after the termination of Executive’s employment, whether such termination is with or without Cause, or is at the instance of Executive or the Company, Executive will not, directly or indirectly, in any manner or capacity including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant, or otherwise, solicit, request, advise, or induce any current or potential customer, supplier, vendor or other business contact of the Company to cancel, curtail, or otherwise change its relationship adversely to the Company, or interfere in any manner with the relationship between the Company and any of its customers, suppliers, vendors or other business contacts.

(c)           Modification.  If the duration of, the scope of, or any business activity covered by, any provision of this Section 7 exceeds that which is valid and enforceable under applicable law, such provision will be construed to cover only that duration, scope, or activity that is determined to be valid and enforceable.  Executive hereby acknowledges that this Section 7 will be construed so that its provisions are valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

(d)           No Adequate Remedy at Law.  Executive hereby acknowledges that the provisions of this Section 7 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 7 by Executive will cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor.  Accordingly, in the event of any actual or threatened breach of any such provisions, the Company will, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

8.             TERMINATION OF EMPLOYMENT.

(a)           Executive’s employment with the Company under this Agreement will terminate upon:

(i)            The Company providing written notice to Executive of the termination of Executive’s employment, effective as of the date stated in such notice;

(ii)           The Company’s receipt of Executive’s written resignation from the Company, effective not earlier than 30 days after delivery of such written notice of resignation, provided that the Board may waive such notice or relieve Executive of Executive’s duties during such notice period;

(iii)          Executive’s Disability; or

(iv)          Executive’s death.

(b)           The date upon which Executive’s termination of employment with the Company is effective is the “Termination Date.”  For purposes of Section 9 of this Agreement only, the Termination Date shall mean the date on which a “separation from service” has occurred for purposes of Section 409A of the Internal Revenue Code and the regulations and guidance thereunder (the “Code”).

9.             PAYMENT UPON INVOLUNTARY TERMINATION WITHOUT CAUSE.  If Executive’s employment with the Company is terminated involuntarily at the initiative of the Company without Cause (as defined in Section 12 below), then, in addition to such Base Salary and any other compensation that has been earned but not paid to Executive as of the Termination

Date, the Company shall, subject to the conditions in Section 10, pay to Executive (A) all Base Salary and the Bonus Plan payment set forth in Section 3(b) above that would have been paid to Executive had Executive remained employed by the Company for the remainder of the Term, regardless of when such Base Salary or Bonus Plan payments would have been paid; (B) the Bonus Plan payment that would have been paid to Executive in accordance with the terms and conditions of the Bonus Plan for the year in which Executive was terminated, to be paid at its regularly scheduled time; and (C) if the Bonus Plan payment criteria for the Executive were not established for a fiscal year during the Term at the time of Executive’s termination, the target Bonus Plan payment set forth in Section 3(b) above that would have been paid to Executive had Executive remained employed by the Company for the remainder of the Term, regardless of when such Bonus Plan payments would have been paid.  Such amounts, other than those listed in (B), shall be due and payable to Executive in full as soon as administratively practicable following the Termination Date and Executive’s satisfaction of the conditions in Section 10, but in no case later than 2½ months after the Termination Date. In addition, if Executive’s employment with the Company is terminated involuntarily at the initiative of the Company without Cause (as defined in Section 12 below), then, all unvested Company stock options held by the Executive that would have vested during the Term will immediately vest and all vested stock options held by Executive (including those vesting upon termination) will be and remain exercisable until the one year anniversary of the expiration of the Term.  For the purpose of this Agreement, a reassignment of Executive’s duties shall not constitute a termination hereunder.

10.           CONDITIONS.  Notwithstanding anything above to the contrary, the Company will not be obligated to make any payments to Executive under Section 9 hereof unless (a) Executive has signed a release of claims in favor of the Company and its affiliates and related entities, and their directors, officers, insurers, employees and agents, in a form prescribed by the Company; and (b) all applicable rescission periods provided by law for releases of claims shall have expired and Executive shall have signed and not rescinded the release of claims.

11.           OTHER TERMINATION.  If Executive’s employment with the Company is terminated:

(a)            by reason of Executive’s abandonment of Executive’s employment or resignation from employment for any reason;

(b)            by reason of termination of Executive’s employment by the Company for Cause; or

(c)           upon death or Disability,

then the Company will pay to Executive, or Executive’s beneficiary or Executive’s estate, as the case may be, such Base Salary and any other compensation that has been earned but not paid to Executive as of the Termination Date, payable pursuant to the Company’s normal payroll practices and procedures and as provided under any applicable plans or programs.

12.           DEFINITIONS.

(a)           Cause.  “Cause” hereunder means:

(i)            Executive’s conviction of any act constituting a felony;

(ii)           gross misconduct or any act of fraud by Executive related to or connected with Executive’s employment by the Company or otherwise likely to cause material harm to the Company;

(iii)          a material violation by Executive of the Company’s policies or codes of conduct; or

(iv)          the willful or material breach of this Agreement by Executive.

(b)           Disability.  “Disability” hereunder means any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Executive to be unable to perform the duties of Executive’s position of employment or any substantially similar position of employment.

13.           OTHER POST-TERMINATION OBLIGATIONS.

(a)           Other Obligations. In the event of termination of Executive’s employment, the sole obligation of the Company under this Agreement will be its obligation to make the payments called for by Sections 9 or 11 hereof, as the case may be, and the Company will have no other obligation to Executive or to Executive’s beneficiary or Executive’s estate, except as otherwise provided by law or by the terms of any employee benefit plans or programs, or of any incentive compensation or stock ownership plans, then maintained by the Company in which Executive participates.

(b)           Immediately upon termination of Executive’s employment with the Company for any reason, Executive will resign all positions then held as a director or officer of the Company and of any subsidiary, parent or affiliated entity of the Company.

(c)           Upon termination of Executive’s employment with the Company, Executive shall promptly deliver to the Company any and all Company records and any and all Company property in Executive’s possession or under Executive’s control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, flash drives or other digital storage media, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, personal computers, handheld personal computers or other digital devices, telephones and other electronic equipment belonging to the Company.

(d)           Following termination of Executive’s employment with the Company for any reason, Executive will, upon reasonable request of the Company or its designee, cooperate with the Company in connection with the transition of Executive’s duties and responsibilities for the Company; consult with the Company regarding business matters that Executive was directly and substantially involved with while employed by the Company; and be reasonably available, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that Executive then has or may have knowledge of by virtue of Executive’s employment by or service to the Company or any related entity.

(e)           Executive will not malign, defame or disparage the reputation, character, image, products or services of the Company, or the reputation or character of the Company’s directors, officers, employees or agents, provided that nothing in this Section 13(a) shall be construed to limit or restrict Executive from taking any action that Executive in good faith reasonably believes is necessary to fulfill Executive’s fiduciary obligations to the Company, or from providing truthful information in connection with any legal proceeding, government investigation or other legal matter.

14.           LIABILITY INSURANCE AND INDEMNIFICATION.  The Company shall maintain directors’ and officers’ liability insurance for Executive while Executive is employed under this Agreement and thereafter at a level equivalent to the level provided for other current and former officers of the Company.  The indemnification agreement previously entered into by Executive and Company shall remain in full force and effect.

15.           MISCELLANEOUS.

(a)           Tax Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Company shall determine are required to be withheld pursuant to any applicable law or regulation.

(b)           Section 409A.  This Agreement is intended to satisfy the requirements of Section 409A(a)(2), (3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.

(c)           Governing Law.  All matters relating to the interpretation, construction, application, validity, and enforcement of this Agreement will be governed by the laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule, whether of the State of Colorado or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Colorado.

(d)           Jurisdiction and Venue.  Except for disputes to be resolved by arbitration as provided in Section 15(e), Executive and the Company consent to jurisdiction of the courts of the State of Colorado and/or the United States District Court, District of Colorado for the purpose of resolving all issues of law, equity, or fact arising out of or in connection with this Agreement.  Except for disputes to be resolved by arbitration as provided in Section 15(e), any action involving claims of a breach of this Agreement must be brought in such courts.  Each party consents to personal jurisdiction over such party in the state and/or federal courts of Colorado and hereby waives any defense of lack of personal jurisdiction.  Venue, for the purpose of all such suits, will be in Denver County, State of Colorado.

(e)           Waiver of Jury Trial; Arbitration.  To the extent permitted by law, Executive and the Company waive any and all rights to a jury trial with respect to any dispute arising out of or relating to this Agreement.  Except for disputes arising under Sections 4, 5, 6, 7 or 13 hereof, all disputes involving the interpretation, construction, application or alleged breach of this Agreement and all disputes relating to the termination of Executive’s employment with the Company shall be submitted to final and binding arbitration in Denver, Colorado.  The arbitrator shall be selected and the arbitration shall be conducted pursuant to the then most recent Employment Dispute Resolution Rules of the American Arbitration Association.  The decision of the arbitrator shall be final and binding, and any court of competent jurisdiction may enter judgment upon the award.  All fees and expenses of the arbitrator shall be paid by the Company.  The arbitrator shall have jurisdiction and authority to interpret and apply the provisions of this Agreement and relevant federal, state and local laws, rules and regulations insofar as necessary to the determination of the dispute and to remedy any breaches of the Agreement and/or violations of applicable laws, but shall not have jurisdiction or authority to alter in any way the provisions of this Agreement.  The arbitrator shall have the authority to award attorneys’ fees and costs to the prevailing party but shall not have the authority to award the fees and expenses of the arbitrator to the prevailing party.  The parties hereby agree that this arbitration provision shall be in lieu of any requirement that either party exhausts such party’s administrative remedies under federal, state or local law.

(f)            Entire Agreement.  This Agreement contains the entire agreement of the parties relating to Executive’s employment with the Company and supersedes all prior agreements and understandings with respect to such subject matter, other than the indemnification agreement referenced in Section 14 above and agreements relating to stock options granted before the date hereof, and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement that are not set forth in this Agreement. In addition, Executive’s obligations shall remain under any prior agreements between Executive and Company relating to confidential information and invention.

(g)           No Violation of Other Agreements.  Executive hereby represents and agrees that neither (i) Executive’s entering into this Agreement nor (ii) Executive’s carrying out the provisions of this Agreement, will violate any other agreement (oral, written, or other) to which Executive is a party or by which Executive is bound.

(h)           Assignment.  This Agreement shall not be assignable, in whole or in party, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign or delegate all or any portion of its rights and obligations under this Agreement to any corporation or other business entity (i) with which the Company may merge or consolidate, (ii) to which the Company may sell or transfer all or substantially all of its assets or capital stock, or (iii) of which 50% or more of the capital stock or the voting control is owned, directly or indirectly, by the Company or which is under common ownership or control with the Company.  Any such current or future successor, parent, affiliate or other joint venture partner to which any right or obligation has been assigned or delegated shall be deemed to be the “Company” for purposes of such rights or obligations of this Agreement.

(i)            Amendments.  No amendment or modification of this Agreement will be effective unless made in writing and signed by the parties hereto.

(j)            Counterparts.  This Agreement may be executed by facsimile signature and in any number of counterparts, and such counterparts executed and delivered, each as an original, will constitute but one and the same instrument.

(k)           Severability.  Subject to Section 7(d) hereof, to the extent that any portion of any provision of this Agreement is held invalid or unenforceable, it will be considered deleted herefrom and the remainder of such provision and of this Agreement will be unaffected and will continue in full force and effect.

(l)            Survival.  The provisions of this Agreement that by their terms or implication extend beyond the Termination Date, including without limitation Sections 4, 6, 7, 13, 14, and 15 of this Agreement, shall survive the termination of Executive’s employment with the Company for any reason.

(m)          Captions and Headings.  The captions and paragraph headings used in this Agreement are for convenience of reference only and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(n)           Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when (i) delivered personally; (ii) sent by facsimile or other similar electronic device with confirmation; (iii) delivered by reliable overnight courier; or (iv) three business days after being sent by registered or certified mail, postage prepaid, and in the case of (iii) and (iv) addressed as follows:

If to the Company:	6328 Monarch Park Place,
Niwot, Colorado 80503
Attention: Chief Executive Officer

If to Executive:
[latest address on file with the Company]

Executive and the Company have executed this Agreement effective as of the date set forth in the first paragraph.

COMPANY:

CROCS, INC.

By:	/s/ Ronald Snyder
Its: President and Chief Executive Officer

/s/ John McCarvel
John McCarvel